Exhibit 23.1

CONSENT OF WEIR INTERNATIONAL, INC.

Weir International, Inc. (“WEIR”) hereby consents to the use of its name in connection with references to its involvement in the reserve and resource estimates included in WEIR’s February 28, 2014 Reserve and Resource Study (the “Report”) in connection with Armstrong Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”), and any amendments thereto. WEIR hereby further consents to the use of the Report, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Report in the Form 10-K.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Armstrong Energy, Inc. or any of its subsidiaries.

Respectfully submitted:

By:	/s/ Dennis N. Kostic
	Name:	Dennis N. Kostic
	Title:	President and CEO

Date: March 25, 2014